EXHIBIT 99



                      Q4 2008 NIKE Earnings Conference Call


Operator: Good afternoon everyone and welcome to NIKE's fiscal 2008 fourth quarter and year-end conference call. For those who need to reference today's press release, you will find it at www.NIKEBiz.com. Leading today's call will be Pamela Catlett, Vice President, Investor Relations.

Before I turn the call over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for the subsequent periods due to the mix of futures and at-once orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, most of our NIKE Retail, NIKE Golf, Converse, Cole Haan, Hurley and Umbro are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of the comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call might also include a discussion of nonpublic financial and statistical information, which is also publicly available on that site, www.NIKEBiz.com.

Now I would like to turn the call over to Pam Catlett, Vice President, Investor Relations.

Pamela Catlett: Thank you and good afternoon everyone. Thank you for joining us today to discuss NIKE's fiscal 2008 fourth quarter and year-end results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. A comparative presentation of reconciliations between GAAP and non-GAAP reported items can be found in our press release, which was issued about an hour ago, as well on NIKEBiz.com.

Additionally in the course of today's call you may hear us refer to total "wholesale equivalent sales" for non-NIKE brand businesses that have licensed sales. Wholesale equivalent sales include both our reported wholesale revenue and a rough estimate of sales by our licensees based on the royalties they pay us on their net sales. It is intended only to provide context as to the overall current market footprint where we own that rights to the brand, and should not be relied upon as a financial measure of actual results.

Joining us on today's call will be NIKE, Inc. CEO, Mark Parker, followed by Charlie Denson, President of the NIKE brand, and finally you'll hear from our Chief Financial Officer, Don Blair. Following each of their prepared remarks we will then take your questions. Now it is my pleasure to introduce Mark Parker.

Mark Parker: Welcome everybody to our year-end call. When I stepped in the CEO role 2.5 years ago, the leadership team reaffirmed a simple concept that I knew was true from my 25 plus years of experience here at NIKE. And that is that NIKE is a growth company. That drives both the long-term financial goals we outlined over seven years ago and the 23:11 goal we set for ourselves about a year ago. And that commitment continues to guide our decision-making today.

Fiscal year 2008 shows the power of our model. Looking into the new fiscal year, we are equally committed to reaching our goals. But first, a quick recap of our results.

As reported, net revenue for the quarter was up 16% versus Q4 '07, marking 27 consecutive quarters of year-over-year revenue growth. For the year we added $2.3 billion of incremental revenue to total $18.6 billion, up 14% year-over-year.

Our gross margins in fiscal '08 improved 110 basis points despite a rising cost environment. Reported global futures are up 11%, the 30th consecutive quarter that futures have increased. And EPS grew 14% for the quarter and 28% for the year.

We continue to deliver growth in revenues and profits, just as we continue to make disciplined and strategic investments in key long-term growth drivers for the Company. Demand creation in sports marketing at events like the European Championship and the Beijing Olympics are critical investments, as is building the infrastructure required to support controlled retail space.

We feel very good about our new retail concepts, and we're dialing in the resources and capabilities required to build and scale profitable, new store concepts.

We continue to operate with a strong capital structure and a relentless focus on leveraging resources to create returns for our shareholders. In fiscal 2008 our return on invested capital increased 250 basis points to 24.5%. We generated $1.5 billion of free cash flow from operations, enough to return $1.7 billion in cash to our shareholders and reposition our affiliate portfolio for accelerated growth. You can expect us to continue to apply a thoughtful cash deployment strategy that is sharply focused on delivering value for our shareholders.

Our balance sheet is a tremendous asset, especially in times of economic uncertainty, and we have the patience to invest in our plans for long-term growth. In fiscal 2008 86% of our incremental revenue growth came from the NIKE brand, a strong performance and indicator that the NIKE brand continues to lead in bringing innovative product and premium experiences to consumers.

Both Charlie and I will give you more on that in a moment, but I would like to begin with an overview of a very important year for our affiliate portfolio, which delivered 14% of NIKE's incremental revenues. Our ongoing affiliates business, Converse, NIKE Golf, Cole Haan, and Hurley each delivered strong operating performances for the year. Converse, Hurley and Cole Haan each delivered record revenue and PTI in fiscal '08. In total our ongoing businesses posted overall revenue growth of 16% and pretax income growth of 20%.

The big story continues to be Converse, which is midway through its centennial celebration. For the year reported revenue increased 29%, and PTI increased 18%. In fact, if you were to estimate Converse's revenues on a total wholesale equivalent basis, in fiscal 2008 sales exceeded $2 billion. With strong footholds in key emerging markets such as China, Russia and Brazil, clearly we see Converse continuing to deliver strong growth.

NIKE Golf also continues to deliver strong growth. In fiscal 2008 revenues increased 12%, and PTI advanced 26% as we widened our lead as the largest apparel brand in the industry.

After extensive strategic reviews of each of our affiliate businesses, we elected to divest of the Starter and Bauer businesses. Together these businesses accounted for $237 million of revenue and $6 million of PTI in fiscal 2008. Despite some success in building the scale and profitability of both Starter and Bauer, we believe that NIKE resources would be better deployed against higher potential opportunities, like Umbro.

As the newest member of the NIKE family of brands, Umbro brings significant growth potential. Its long heritage and authenticity gives it tremendous consumer reach and relevance, both in developed markets like the UK and rapidly emerging markets like China, Russia and Brazil.

Umbro is the second-largest -- I'm sorry, Umbro is the largest acquisition in our history. And we're taking all the right steps to optimize the potential of the brand internally. That is building strong leadership teams, driving innovation into the product creation process, and leveraging synergies and resources across the portfolio.

In fiscal year 2009 we will continue to invest in building Umbro's product and operational capabilities, while we focus on strengthening and repositioning the Umbro brand and business in the UK market. This year we estimate that Umbro will be dilutive by as much as $0.10 on an EPS basis. Nevertheless, we're very excited about the future and growth of this great brand.

After the work we have done this year, I was very pleased with how we have enhanced the position, the performance and the potential of our portfolio of complementary brands. Of course, the NIKE brand will always be our strongest asset in our portfolio, and it had a very good year in fiscal 2008. Every business unit and region saw fiscal year revenue and PTI growth. This validates our product-first approach to delivering innovation and relevance to consumers.

As reported, NIKE footwear was up 14% for the year, and continues to be the brand of choice for the world's best athletes and consumers worldwide.

NIKE apparel also had a solid year with 14% growth as our performance product resonated very well with consumers. We feel very good about our U.S. performance apparel business, both technical and team sports products, across all regions. We continue to see opportunities to improve our U.S. sportswear business, where we are focused on elevating our position in the marketplace and optimizing the business for long-term potential.

Reviewing 2008, I want to call out one other interesting ratio, and that is approximately one-third of NIKE, Inc. revenue came from the U.S. NIKE brand business, and two-thirds came from our other regions and subsidiaries. This represents something much bigger than the challenges in the U.S. market, which we are all very well aware of and managing appropriately.

The real story is in the milestone performances we saw this year. China surpassed $1 billion in revenue. Our CEMEA region of Central and Eastern Europe surpassed $1 billion in revenue. And the Americas region also surpassed $1 billion in revenue. These are all firsts for NIKE. And I don't consider them destinations, they are simply thresholds that prove our ability to connect with consumers and create marketplace opportunity anywhere in the world under a variety of circumstances. It is a real testament to the growing opportunity NIKE has in emerging markets, countries like Russia, Brazil, and of course China. China is our largest sourcing country and our largest market outside the U.S.

We continue to see tremendous consumer energy around the NIKE brand. Our Olympic product is some of the best work we have ever done. Our rapidly expanding retail presence continues to raise the bar for our consumer experiences. And we see tremendous growth opportunities in China for other NIKE, Inc. brands, such as Converse, Jordan and Umbro.

As the market leader, we're used to some fast followers and there are plenty of them in China. But I can tell you first hand, having seen the emotional connection between the NIKE brand and young Chinese consumers, having witnessed the insights and enthusiasm of the NIKE China team, having shared time with the Chinese people, athletes, consumers and government officials, NIKE is the strongest, most relevant, most respected and most sought-after sports brand in China. Our history is deep, our confidence is strong, and our commitment is complete. China is a high-quality, highly sustainable business for NIKE.

Now is not the time to be timid. It is true that every company can expect some economic road bumps along the way, but it is equally true that strong companies who are able to navigate through those tough times come out even stronger. We will continue to challenge and energize the industry and ourselves to create excitement in the marketplace. We know that doing business as usual, that is doing what we have done in the past, just a little bit better, is not enough. We're committed to the principles that got us here.

We are also becoming more focused and aggressive in managing for growth. Where others retract, we reach out. Where some react, we create. We are on the offense always. I can honestly say that I wouldn't trade our brand, our portfolio or our team with anybody in any industry.

Now here is Charlie to update you more on the NIKE brand.

Charlie Denson: Good afternoon everybody. Fiscal year '08 showed that the NIKE Brand is more powerful and more meaningful to consumers than ever before. Our ability to innovate on the product front, combined with the flexibility we have in leveraging key categories and geographies, continues to help us navigate and deliver value, especially in uneven economic conditions.

On the year the NIKE brand generated record revenue of over $16 billion. We saw every region and product business achieve revenue increases. Five of our six key growth categories saw revenues increase, with basketball remaining flat, but gaining market share in the U.S. market.

Both global footwear and global apparel were up 14%, as footwear hit $9.7 billion and apparel approached the $5 billion mark. We did all this while keeping inventory levels clean and well-positioned as we go into fiscal year '09. I think these numbers are a really good indication of our effectiveness in pursuing growth opportunities, and yet still managing the brand. So let's take a quick spin around the world.

First, let's talk about the U.S. We have been able to successfully manage through some of the broader challenges impacting consumer spending, and I have every confidence that we will continue to do so in the upcoming year. Looking at the U.S. numbers for fiscal '08, you will see that this is not just a commitment, but it is a fact.

Revenue was up 4%. We hit a new overall record of $6.4 billion in revenue. And footwear had its biggest year ever, hitting $4.3 billon in revenue, with NIKE and the Jordan brand in the number one and number two market share positions across all of athletic footwear.

Our performance apparel continues to connect well to consumers and we are seeing solid growth. The sportswear apparel side is not where we would like it to be, so we are focused on refitting the business by elevating our brand position and aligning it better with our category offerings. And we will continue to innovate across the entire apparel offering.

It is also important to take a larger view of the U.S. market's role in the global economy. Look at basketball in the U.S., where NIKE basketball is number one and the Jordan brand is number two. We don't see that as a limiting factor, we see that as a statement of our relevance to the game.

Our job is to continue to grow the market, not just in the U.S., but also around the world. There is an estimated 300 million basketball players in China alone. That is equivalent to every man, woman and child in the U.S. Clearly a huge opportunity in global basketball, which is a great segue to our Asia-Pacific business where we reported 26% growth to $2.9 billion in revenue.

China continues to outperform expectations and has now become the largest market outside the U.S. Revenue on a constant dollar basis increased 50% for the year. We said that revenue would surpass $1 billion in China by the end of fiscal '09. As you know, last quarter we announced that we had already passed that milepost for the trailing 12 months, more than a year head of our original expectation, and we're still six weeks away from the Olympics.

Of course, we're very excited about Beijing. We have been hard at work with thousands of athletes from many countries over the last four years creating the most innovative and highest performing portfolio of NIKE products ever showcased in a single event. In fact, NIKE has developed products for all 28 sports at the Beijing games.

Independent of the games, we are even more focused on a disciplined, long-term growth strategy for China. With NIKE basketball, soccer and running leading the way, we have laid an excellent foundation to leverage NIKE innovation and our brand strength to really get after the long-term potential of a market that is still in its early stages of development.

Now on to our EMEA region where we had a strong year. On a constant dollar basis nearly every country in the region saw growth in full year revenue. NIKE Football continues to energize the market and drive results. We expanded the Total 90 franchise and created the world's latest football boot in the Mercurial Vapor SL. Manchester United won the Champions League. We signed the French National team, and NIKE teams have been extremely well in the European Championship. We had five of the eight teams in the quarter finals, with the amazing Turkish team going out today, and Russia playing Spain tomorrow in the other semi.

If you follow soccer, you know how big the European Championships really are. They play every four years between World Cups, and draw more than 1 billion fans worldwide. Trust me, this is the only thing European sports fans are talking about right now, and NIKE has had another tremendous tournament on the pitch.

So innovative product and dramatic performances combined for a 19% revenue increase in the category for the year in the region. On a global scale, NIKE Football continues to lead the market. And with our success at EC08, we're looking for that growth story to continue, as the club season starts up in September.

Apparel performed well in Europe, especially in our premium level and performance products in running and soccer team kits. Running continues to expand as we're looking at a strong increase in futures for the region. Overall on a constant currency basis, we saw solid performances in key markets. The UK revenue increased 7%, Germany was up 9, and our Central European group of countries were up 25% over 2007, and surpassing the $1 billion mark for the year.

In our Americas region we took over ownership of our Brazilian apparel business, rather than working through a licensee, and we are seeing apparel revenue stabilize and grow as a result. As Mark mentioned, revenues in the Americas passed $1 billion for the first time. A big step for this region. The team is incredibly inspired by this landmark and committed to reaching the second billion in half the time that it took to reach the first.

All right, so let's finish up by talking retail. We have been busy. Early on we told you that we would redefine consumer experience at retail through our category specific lens for the benefit of the brand and our retail partners. We're more confident than ever that there is a tremendous growth in pursuing this strategy. Let's look at a few highlights.

We opened a NIKEiD Studio and totally redesigned the Running Experience in NIKETown New York. Results have been good. Revenues from the Running Experience, up 31% year-over-year. And we believe that this location will soon become, if not already, the largest running retail destination in the world.

We opened our first House of Hoops basketball store with Foot Locker, and have seen sales grow by 14% since we opened it. We opened a new Finish Line format dedicated to running and fitness, and are very encouraged by the initial results in this new destination. We opened a NIKEiD Studio, and the new BootRoom in our NIKETown London location. And I can say with complete confidence that this is the most dramatic and inspiring football experience at retail anywhere in the world. And based on our success with our Running Experience in NIKETown New York, we're bringing it to NIKETown London, that will open the first part of August.

Finally, we opened flagship stores in Beijing last August, and our newest Shanghai store last month, which gives everyone a peek at the new generation of combined retail experiences that we're delivering to consumers and will be a big part of our future retail expansion.

That is really the key thing to understand about NIKE. We're focused on the biggest growth opportunities in categories, in geographies and at retail. No single sport or market is going to win the day going forward. That is the driving motivation behind our growth strategy. We are innovating on multiple fronts, creating a bigger, more vibrant marketplace and delivering premium products and experiences to our consumers. That is what we do best, and we're doing it all over the world.

We have spoken for two years about how exciting and important this Summer of Sport is to our brand and our business, and we're proving it with great product, communication and commercial execution. As Mark said, now is not the time to be timid. We will continue to invest in the opportunities that come with being the leader in the global community of sports.

And now I will turn it over to Don to give you some more details on the numbers.

Don Blair: We often begin our discussion of financial results with a reference to the long-term financial model that we introduced in the second quarter of fiscal 2001. We set out to create value for our shareholders by delivering high single digit revenue growth, mid teens earnings per share growth, and improving returns on invested capital. Over the past seven years we have reported 10% compound revenue growth, 19% compound EPS growth, and we have increased our return on invested capital from 14% to over 24%.

Although we know the math is important, we think the key principles underlying our financial model are even more so. Let's talk about those principles and how we see them reflected in our FY '08 results and our fiscal '09 expectations.

Our overarching goal is to deliver sustainable, profitable growth in a rapidly evolving global marketplace. To deliver sustainable profitable growth we must invest for the future and deliver value for our shareholders. To do so in a rapidly evolving global marketplace, we must take a dynamic approach to our business, leveraging all of the operational and financial elements of our global business portfolio.

We have achieved consistent results, not by following a rigid financial model, but by using those guard rails to make good business decisions in the environment in which we operate.

We believe we made a number of good decisions in fiscal 2008, investing in our future and delivering value for our shareholders. We drove strong results with the NIKE brand, growing the business and gaining share in developed markets, while building infrastructure and delivering results in emerging markets. We invested in growth drivers, such as sports marketing, global brand events, category go-to-market capabilities, and retail infrastructure.

We continued to fuel scalable growth businesses such as Converse, NIKE Golf, Cole Haan and Hurley. And we took bold steps to exit businesses that could not deliver meaningful profitable growth, and redeployed that human and financial capital in a new business, Umbro, that can. As we did those things we still delivered strong growth in revenues, earnings per share and cash flow. It sure was an exciting year.

With that backdrop, I would like to focus on our results for the year, and how we are tracking against our long-term financial strategy. For the year, NIKE, Inc. revenue grew 14% to over $18.6 billion, including about 5 points of growth from currency changes. Excluding currency changes, revenues from our other businesses, which represented 14% of total NIKE, Inc. revenues, grew 13%, and revenues from the NIKE brand grew 9%.

On a currency neutral basis, NIKE brand footwear and apparel futures orders scheduled for delivery from June through November 2008 also grew 8%, with solid growth reported by all regions, except the U.S., which was flat.

Diluted earnings per share for the year grew 28% to $3.74, including a onetime tax benefit reported in the first quarter, gains from the sale of Starter and Bauer, and the impact of the acquisition of Umbro. As explained more fully in the reconciliation on our website at NIKEBiz.com, diluted EPS, excluding noncomparable items, would still have grown 23% versus the prior year.

Gross margin for the year grew 110 basis points, as stronger selling currencies, strategic price increases, and sourcing cost initiatives such as lean manufacturing, largely offset higher product costs in Asia. Faster relative growth in high margin regions and improved gross margins in the affiliate businesses, also drove the upside.

For the full year SG&A grew 18%, including 4 points from currency changes. Full year demand creation spending grew 15% on a currency neutral basis, driven primarily by investments in sports marketing, media and event spending around the Beijing Olympics and European Championship and improved retail presentation.

Full year operating overhead grew 14% on a currency neutral basis. Investments in retail infrastructure grew at roughly twice the rate of revenue from owned retail stores, accounting for nearly one-third of the growth in operating overhead. Overhead investments in the rapidly growing affiliate and emerging market businesses also outpaced revenue growth. While nonretail related overhead in both the U.S. and EMEA showed leverage for the year.

Fiscal 2008 net interest income of $77 million was $10 million higher than the prior year, as higher levels of invested cash were partially offset by lower interest rates. Other expense for the year was $8 million, as $61 million in gains from the sale of Starter and Bauer were more than offset by foreign exchange hedge losses. However, the combination of currency hedge losses and favorable translation of foreign currency denominated profits from our international businesses increased the year-over-year pretax income by $122 million for the year.

Our effective tax rate for the year was 24.8%, an improvement of 7.4 points versus last year. This year-over-year improvement reflects greater benefits from our rapidly growing businesses outside the United States, as our tax rates for earnings from these operations are generally lower than the U.S. statutory rates.

In addition, the full year effective tax rate was affected by the onetime benefit received in the first quarter of fiscal 2008, as well as the tax impact of the various non-recurring transactions outlined on NIKEBiz.com. Excluding these items, the normalized tax rate for fiscal 2008 would have been about 28.7%.

As I indicated earlier, our objective is to use all of the operational and financial levers of the business to invest for the future and deliver value for our shareholders. And that certainly includes the strength of our balance sheet and cash flow.

For the year we generated $1.5 billion of free cash flow from operations, driven by operating profit growth, effective tax planning, and strong working capital management. For the twelve months ended May 2008, our return on invested capital increased 250 basis points to 24.5%. In addition, we improved our cash conversion cycle by over three days, driven by strong management of Accounts Receivable and Accounts Payable. During the year we returned almost $1.7 billion to our shareholders in the form of dividends and share repurchases.

In fiscal 2008 we also used our capital capacity to strengthen our existing businesses. On the retail front we opened 53 net new factory stores and 17 net new in-line doors, including two new flagship stores in Shanghai and Beijing. Investments in existing retail stores such as the Running Floor at New York NIKETown, the BootRoom at NIKETown London, and conversion of Cole Haan stores are also already beginning to pay dividends.

Within our supply chain we're nearing completion of our new state-of-the-art U.S. footwear distribution center in Memphis, and are preparing to begin construction of a new distribution center to support the explosive growth of our business in China.

The most significant use of our capital resources was the repositioning of our affiliate portfolio. During the year we divested the Bauer and Starter businesses, generating about $249 million of net proceeds, and acquired Umbro for an investment of $576 million. Despite some success in building the scale and profitability of Bauer and Starter in recent years, we believe that NIKE's human and financial capital would be far better deployed against Umbro's tremendous growth potential.

Most importantly, the synergy between NIKE Football and Umbro positions us as a Company to best serve the global football consumer. Umbro is a significant acquisition and we're taking the right steps to optimize the potential of both Umbro and the NIKE brand in the sport of football.

In fiscal 2009 we estimate that Umbro will be dilutive by about $0.10 a share as we invest in building Umbro's product and operational capabilities and repositioning the UK market. That said, we are very excited about the combined potential of the NIKE and Umbro brands for our football business in the UK and worldwide. And are confident that this transaction will deliver financial benefits to the Company in fairly short order.

With that recap of our 2008 fiscal year performance, let me now give you some additional perspective on results across our operating units, starting with the U.S. In fiscal 2008 our U.S. region performed well under challenging conditions, as full year revenue grew 4% to $6.4 billion, and pretax income grew 2% to $1.4 billion. Sales to half of our top 10 wholesale accounts grew, while revenues at NIKE owned retail stores grew 14%. Comp store sales in NIKE in-line locations grew 3% and our investment in e-commerce delivered growth of over 30% for the year.

For the year U.S. footwear revenues grew 6%, driven by the strong performance of sportswear and Brand Jordan, more than offsetting lower sales of NIKE brand basketball.

As the market became more challenging, retailers and consumers moved to quality, and NIKE and Jordan gained market share. Overall, NIKE and Jordan unit sales grew at a low single digit rate, with the remainder of the sales growth driven by a higher price per pair.

While our footwear business continued to perform extremely well, results were more mixed for U.S. apparel, which grew 2% for the year. As Charlie noted earlier, our performance product lines continue to perform very well, but were partially offset by weaker results from sportswear.

In our European region, which includes Europe, the Middle East and Africa, full year revenues grew 19%, with 11 points of growth from favorable currency. On a currency neutral basis, nearly every country in the region posted higher sales. And footwear, apparel and equipment each delivered year-on-year growth.

The emerging market countries of Central Europe, Middle East and Africa were up nearly 25% for the year, driven by strong results in Russia, Turkey and South Africa. For fiscal 2008 pretax income for Europe grew 22% to $1.3 billion, reflecting gross margin improvement, operating overhead leverage and stronger European currencies.

The Asia-Pacific region reported revenue growth of 26% for fiscal 2008, including 6 points of growth from favorable currency. On a currency neutral basis, every product type reported higher revenues for the year, and half the countries in the region reported double-digit sales growth. Revenues for NIKE China grew more than 50% to over $1.1 billion, fueled by continued new store openings and our investments around the Beijing Olympics. In Japan currency neutral revenues for the full year grew at a low single digit rate, as growth accelerated to about 6% in the fourth quarter.

For the fiscal year pretax income for the region grew 36% to $693 million, as revenue growth, higher gross margins and overhead leverage more than offset investments in demand creation and China infrastructure.
In the Americas region, fiscal 2008 revenues grew 21%, pushing the region over the $1 billion revenue mark for the first time. Currency changes accounted for about 7 points of revenue growth. On a currency neutral basis growth was balanced across all product lines and countries. For the year pretax income grew 24% to $239 million, driven by higher revenues, improved gross margins and overhead leverage, more than offsetting investments in demand creation and infrastructure.

Revenues from the businesses reported as other grew 15% in fiscal 2008 bringing full year reported revenues to $2.6 billion. Excluding gains in the sale of Starter and Bauer, which were reported within the corporate segment, fiscal 2008 pretax income for the other businesses grew 12% to $336 million.

Converse continued to deliver outstanding revenue and profitability as strong demand around the world drove reported revenues up 29% to $729 million, and wholesale equivalent sales to over $2 billion worldwide. NIKE Golf also carded a strong year, as reported revenues grew 12% to $725 million. Revenues at Cole Haan increased 6% to $496 million, while sales at Hurley advanced 14% to $171 million.

As Mark indicated earlier, for fiscal 2008, Bauer and Starter together accounted for $237 million of revenue and $6 million of pretax income reported in the other business line. As noted earlier, gains on the sale of these businesses were reported as other income in the corporate segment.

In March 2008 we completed the acquisition of Umbro. For our fiscal fourth quarter results for the other segment included Umbro revenues of $54 million, and a pretax loss of $21 million. For fiscal 2009 we anticipate that Umbro will replace roughly three-quarters of the revenue contributed by Bauer and Starter, although as noted earlier, we expect Umbro will be dilutive to NIKE, Inc. earnings in the near term.

Now that fiscal 2008 is in the books, it is time to talk about a new year. Although our financial framework for fiscal 2009 will be broadly consistent with the past, the year-over-year growth comparisons, particularly in the first quarter, will be adversely affected by the onetime gains included in our fiscal 2008 results, as well as the inclusion of a full year of results for Umbro. For the full year we anticipate these items will reduce our earnings growth by about $0.36 per share.

For the year we expect revenue to fall within our targeted high single digit growth range, with modest improvement in gross margins driven by the expansion of owned retail and a shift in mix toward our higher margin regions.

We expect demand creation expense will grow somewhat faster than revenue due to first-half marketing investments behind the Beijing Olympics and the European Championship, as well as increased sports marketing costs, including Umbro's sponsorship of the English FA. Operating overhead should grow roughly in line with revenue, as our investments in owned retail and Umbro offset leverage in core wholesale functions.

We anticipate that interest income will fall in fiscal 2009, reflecting the decline in short-term interest rates. Other income should also decline since fiscal 2008 included gains on the sale of the Starter and Bauer businesses.

At this point we estimate that our fiscal 2009 effective tax rate will be about 28.5%, essentially in line with our fiscal 2008 rate adjusted for onetime items. As noted above, this will create a significant growth headwind in the first quarter of fiscal 2009 as we anniversary the onetime tax benefit in the first quarter of fiscal 2008.

In summary, we're very pleased with the fiscal 2008 results we delivered for our shareholders and the investments we made in our business. And we're committed to continuing to do both again for fiscal 2009 and beyond.

Pamela Catlett: With that, we would like to take questions.



Operator: (OPERATOR INSTRUCTIONS). Bob Drbul, Lehman Brothers.

Bob Drbul: The questions that I have are on the SG&A line around this quarter and I guess just looking forward. I don't know if anyone could address just the magnitude of the increase versus the expectation going into the fourth quarter in terms of the basis point increase or the dollar number in terms of really what you experienced. If you can maybe elaborate on the breakdown of that increase a little bit more.

I guess looking forward into the first quarter, into next year, can you just also maybe elaborate a little bit more in terms of -- you gave overhead and demand creation, but just I guess the level of the SG&A spend is a bit surprising. I am wondering if you could maybe address that a little bit more in depth.

Don Blair: First of all, I think when you look at the fourth quarter of '08, the demand creation spend was something that we certainly anticipated from the very beginning of the year, and we were talking about that at the very beginning of the year. And I think Charlie actually said on the last conference call that we felt really good about the innovation platforms in Beijing Olympics and where we stood with our football business. So we actually made some conscious decisions to have some of our demand creation in the fourth quarter, largely by moving some money out of earlier quarters.

We certainly had lots of visibility into the impact of some of the big events. We did make some conscious decisions to move money from earlier quarters into the fourth quarter on the demand creation front. You also need to recognize that with the acquisition of Umbro, we picked up some demand creation as part of their P&L, so that has been part of the growth.

As far as the operating overhead numbers, that number is a little easier to look at on a full year basis. There is always a lot of things that tend to move around from quarter to quarter. But as we talked about, the real driver of what has been going on in operating overhead is that we have invested pretty heavily in retail, in excess of the pace of growth in revenue. And we believe that is a great investment. As Charlie said, it is driving great excitement in the marketplace, and we are seeing terrific results. We just haven't yet caught up through our infrastructure on the retail side.

We are also putting a lot more money into our emerging markets. Balancing that, if you look at our core wholesale spending, we actually have leveraged, particularly in the more developed markets like EMEA and the U.S. Bottom line, fourth quarter, there was a little more in there on the demand creation side than we would have planned at the very beginning of the year, but this was not a big shock or a big surprise.

As far as the first quarter of next year, I think I have given you pretty good guidance on how that is likely to flow. Particularly on the demand creation front, you are going to see some front loading of spending again as we finish out the Beijing Olympics and the European Championship campaigns.

Bob Drbul: Just one more question would be on the U.S. business could you just maybe give us an updated thought around, with the futures number being flat and do you think we are near a bottom for the U.S. business? And when you look at the order book versus your expectations over the next several months, can you just maybe discuss that a little bit as well?

Charlie Denson: This is Charlie. I think the U.S. business right now, we feel actually very good about it, with the exception of one thing, and that is the sportswear apparel piece. When you think about where our futures are, our footwear futures are still in good shape, our performance apparel futures are in good shape. Where we have seen the biggest hit is around some of our sportswear area.

And we have taken a conscious decision when we look at the overall apparel portfolio around the world, very much in the same way that we have looked at the business in general over the years, that we're going to take a hard look at that piece of the business in the U.S. And we are going to -- we have made some decisions to make a conscious effort to reset that business. More premium product, better brand position, taking a look at distribution and differentiation. And so that is really where the issue stands in that U.S. business. The rest of the business is in pretty good shape.

Operator: John Shanley, Susquehanna Financial.

John Shanley: Charlie, I wonder if you could give us a little bit more insight in terms of the CEMEA region, futures seem to be trending in the wrong direction. They were up 14% at the end of first quarter, 13% at the end of second, 9 at the end of third. And just concluded fourth quarter, they are up only 4%. Is there -- is this trend likely to continue? And can you tell us whether it is across the board in terms of both Western and Eastern Europe, or is there some region of the CEMEA region that is causing more difficulty for the brand and for the continent as a whole?

Charlie Denson: When you look at the overall futures numbers they have trended down a little bit. There is no mistake about that. In reference to both the Eastern region and the Western region, the East continues to be a solid growth platform for us, and we feel great about both the brand position and the continued successes over the next -- certainly, the near term, the next year to year and a half there. As those economies continue to emerge, we continue to build out our brand footprint in those Central European countries.

When you get into the Western Europe, it is a little bit of a mixed bag. We had a pretty decent year in the UK. This last year we had to reset that marketplace, and we made some decisions a couple of years ago that have benefited us there. I think some of the major retailers there are continuing to work through and reset their position. We have seen a great new JJB format in the marketplace and we have seen some of the other players, Sports Direct and JD continue to reposition themselves. And so we feel good about that.

One of the best performing countries right now for us is Germany. And we feel great about the progress that we're making there, which has always been a market in which we are under-penetrated in. France been a challenge for us, and certainly signing the French National team is a major investment into that country and into that business that we look forward to enjoying over the longer term as we take that over in the back side of 2010.

We still believe Europe is a great growth market for us. Certainly it is long term. We're just -- we're looking at a little bit of weakness on the futures numbers. I would say that football -- excuse me, footwear is still a little bit stronger than apparel. And certainly the most important sport, football was our largest growth category for the year.

John Shanley: Just turning to the U.S. for a minute. U.S. futures is obviously flat, but a big concern I have is the profitability in the U.S. market is down 10% quarter-over-quarter. Is that due to the promotional environment and the overall athletic retail marketplace, or is it somewhat isolated in terms of certain channels being more difficult to gain traction on for the NIKE brand than perhaps other channels?

Don Blair: That doesn't have anything to do with promotional activity in the marketplace. Our margins were actually reasonably good in the U.S., and so it is really the timing of spending. As you know, we had a training launch in the fourth quarter. And we certainly, as you look at how the dollar has phased in, it is really timing of expenses. We are not seeing erosion of margins in the U.S. In fact, as you know, we have taken some pretty targeted price increases. We see no resistance to that coming from the consumer side. So we feel really good about the profitability in the U.S. business at this point. It is really just a timing issue.

John Shanley: Okay. Last question, Don, what is the plan for the number of outlet stores that the Company is envisioning for fiscal '09? Can you share that with us?

Don Blair: I wouldn't want to get into that level of granularity at this point. We are continuing to build outlet stores. We have a game plan in terms of percentage of our outlet capacity or our closeout capacity that we want to go through our own outlet stores, 70, 80% by market. And we think that is appropriate from a brand and profitability standpoint. But I wouldn't get into any more granularity than that.

John Shanley: Is it a fair assessment for us to model for an increase in the outlet stores, just based on the track record over the last couple of years?

Don Blair: I think it has to do with the growth of the business. We're not in the business to sell product through outlet stores and make that the business model. What we are doing here is putting our closeouts through our own stores, and we think that is the right profit equation.

Operator: James Duffy, Thomas Weisel Partners.

James Duffy: Don, looking out to '09 you mentioned the dilutive contribution of Umbro. You have to anniversary the tax benefit in the first quarter. Inclusive of these factors, do you guys expect to be able to deliver to your mid teens earnings growth objective, that long-term plan, or are we in somewhat of an unique year here?

Don Blair: First of all, you know I don't give that level of guidance, so I don't really intend to start doing that right now. But what I did articulate, both in my prepared remarks, and I think if you go and you look on our website and look at the non-recurring items, our framework for how we manage the investment in the business and delivering for the shareholders is pretty consistent.

We do have a lot of unusual activity, and that is why we are giving you as much transparency as we possibly can on the website. I wouldn't say anything beyond what I would say in a normal year here. You just need to make sure, and we're trying to put as much of that out there for people, all of the noise that is going to be in the system based on '08 non-recurring items.

James Duffy: Very helpful.

Mark Parker: I will just say -- this is Mark -- that we have tremendous confidence in our financial model going forward, and we feel like we are again well-positioned to hit our 23:11 target that we talked to you about, about a year ago.

James Duffy: Very good. Then maybe this is best directed to Charlie. With regards to aligning the product development processes for footwear and apparel, where are you in that? And what do you see as the keys to jump starting the sportswear side of the apparel business?

Charlie Denson: Actually it has been a major part of the efforts internally to get these lined up so that we can actually come to market in a category fashion. We are able to do that now, but obviously the product creation cycles hadn't matched up. The teams have made great progress on that.

I think the other thing that, with regards to the sportswear thing, we still believe that is one of our biggest single growth opportunities, as you look out over the future landscape. And I think making sure that we get these aligned with this category offense is something that we are working hard at doing. And that will enable us to come to market with a very much differentiated point of view, and something that really only the NIKE brand can do.

But in the meantime, footwear continues to lead this effort. And we will continue to lean on that footwear team for doing that, while we get the apparel piece fixed.

Operator: (OPERATOR INSTRUCTIONS). Kate McShane, Citigroup.

Kate McShane: We have heard that footwear manufacturers in general are taking prices up on their spring 2009 lines about 10%. I know you mentioned that NIKE was taking some selective pricing, but can we expect to see this across the board? And if so, what are the expectations for these higher prices sticking if the environment continues to be difficult into spring '09?

Don Blair: I think the way we have approached these in the past, and we are going to continue to do this, is we look at this on a model by model basis, market by market. And we're making these judgments on the basis of what we believe the consumer and retail impact of those price changes is going to be.

We have not seen resistance to the price increases we have taken in the U.S. We have done some selective work in Europe. And so what I would say to you is we are very encouraged by the way we have approached this in the past, and the way the economic equations work, and we don't see that necessarily changing going forward.

Mark Parker: We will continue to see a surgical approach, not an across the board approach to that. I want to add too, that we are also working the other side of the equation here, again with the lean manufacturing, material consolidation efforts to try to keep our margins in line in this environment. We're very bullish on what we have done. We mentioned 110 basis point improvement this past year, and we're very confident that we continue to see that positive trend continued through this next year.

Kate McShane: That's great. Thank you. I did hear you mentioned that Japan was up low single digits, which I think is the first time, correct me if I'm wrong, that we have heard of a positive growth trend in that region. What finally got that business to start trending positively? And do you think a low single digit growth rate is sustainable?

Don Blair: First of all, let me clarify the numbers. The number for the year was low single digit. We have actually been posting positive numbers on a quarterly basis in Japan for some time. And actually in the fourth quarter our revenues were up 6%. The year was up low single, but fourth quarter was up 6%. We have actually seen positive numbers in Japan, just not to the full level of potential we think is in that marketplace. But let me handoff the rest of the question to Charlie.

Charlie Denson: Japan as a marketplace is still one that we believe has a great amount of long-term growth. But it has been a slow burn, so to speak, with respect to the last year, year and a half. We feel very good about the work that we have done, both from a brand standpoint and from managing the marketplace. We continue to see improvement and better positioning, both from product at retail as well as growth at retail.

One of the other things we are excited about is looking at Japan as far as our own retail footprint. And one of our biggest retail successes has been the retail store that we have downed in Osaka, where we have seen some great progress as well. So it is going to be a very viable marketplace for us certainly long term, and we would expect to see it continue to grow.

Kate McShane: I know the market has been being challenged by some price competition from some of your competitors. Is the margin differential between Japan and the rest of your business still higher as it was, or has that margin equation changed a little bit because of changes in the marketplace?

Don Blair: Japan is a very profitable market for us. I think -- our fundamental belief is you have to build the market from the bottom-up. You don't build long-term, sustainable, profitable growth by discounting. And so what we have done is -- got to get the product right, the distribution right, and it has been very profitable for us along the way.

Mark Parker: I think Japan is a great example of the category focus really showing some -- getting some traction. We were focused on running, for example, and football, and some of those core sports, so the product has gotten sharper. I think the consumers are voting in a positive way. And as Charlie said, we are working in a much more disciplined way I think with the retailers to try to better manage the marketplace. It is a good response to, frankly, what I would call the basics.

Operator: Robert Samuels, JPMorgan.

Robert Samuels: Just a quick question. You continue to gain market share here in the U.S. My question is, how much bigger do you think this business can be and how much additional share do you think you can gain?

Charlie Denson: Until we get to 100, we won't stop trying. I think for the U.S. marketplace I believe that it still has growth opportunity. When you look at what we have talked about a lot before, this idea around going after both sides of the closet and the access to the sports style, sportswear lifestyle consumer, which we have always had a very large presence with, but it continues to expand. And we continue to feel very confident about our ability to continue to expand with it.

So I'm still a very bullish -- perspective on the U.S. market over the long haul. And sports is still a centerpiece of the youth culture of America, and I think it will continue to be in both the near and long-term future.

Then you continue to see some of the emerging new sports. The action sports footprint is something we're very excited about, and we have seen some great growth and early successes in. If you think about our success that we currently are enjoying in the sportswear/footwear side of the business, and you translate that in to apparel, it starts to add up into some very significant dollars and opportunities. So I'm still a very bullish long-term perspective on the U.S. marketplace.

Mark Parker: And we're very bullish again on our category offense. We think that is going to actually give us more traction in the U.S. market, and put us in a position, I think, eventually to really make a more significant impact in growing the market in the U.S., not just gaining share. And that is critical for us. We actually are quite bullish about the opportunity here, despite some of the economic challenges.

Robert Samuels: Thanks. Then just quickly on China, with respect to the Olympics, would you expect to see any sort of slow down or let down post the Olympics over there?


Charlie Denson: We have talked about this several times. One of the things that we have really consciously thought about as we have done our Beijing preparation is really making sure that we stay focused post Olympics calendar. I'm very excited about some of the things that we have coming in to -- both from a product and a communication standpoint, as well as continued added distribution in China post Olympics. So we don't plan on backing off at all. As we have said, when everybody else leaves Beijing to go home after the Olympics, we're staying.

Pamela Catlett: Well, it is time for one more question.

Operator: Omar Saad, Credit Suisse.

Omar Saad: A quick follow-up on the last question on the U.S. market and how it fits into the grand scheme, if you will, for the global brand growth. Do you look at -- I think clearly to the extent there is growth opportunity in the U.S., but it seems to me there are certain markets which have what I guess I would call much easier tailwinds, and where the markets are much more immature relative to the U.S. Do think about resource allocation along those lines, that you're going to spend less to support the U.S. business and maybe over-invest in some of the growth markets. And if so, is that something that we should think about going forward as we look at the profitability line of the U.S. versus some of the more emerging, newer markets?

Charlie Denson: The U.S. continues to be one of our most profitable entities, so I wouldn't discount the profitability of the U.S. business. We don't see it having to be compromised -- that as far as continuing to grow and expand it and compete within it.

That being said, we are over-investing in some of the other areas as well. When you think about what is going on in China, Central Europe and even some of the South American countries, we continue to be very aggressive in our positioning, both from a brand and a business standpoint. So I don't see a drastic change from the working model that we are presently working off of today.

Don Blair: I think, I would add to that is the U.S. region actually does a lot of this prioritization themselves. As I mentioned earlier, we saw pretty good leverage on the core wholesale functions in the U.S. region because they are shifting resources to some of the growth opportunities that Charlie talked about, whether it be action sports or retail development, sportswear. So the U.S. region is making a lot of those resource allocation decisions under the covers, if you will. So we're going to continue to invest in growth, and we're going to continue to leverage the things that we do everyday.

Mark Parker: We have seen some average selling price increase in the U.S., which is a good thing obviously. Performance is -- the response to the performance product is quite strong. But I would be the first one to say that we are being, as a Company, a lot more disciplined about where we invest versus the return.

We have a saying here that not all one percents are created equal. A 1% increase in the U.S. is a big number. But that said, we're being very conscious about where we spend versus the return. As Don said, we're being much more surgical within the U.S. region. And we think we can optimize what growth potential there is through that approach.

Omar Saad: A quick last question. You talk a lot about the currency benefit, and given the weak dollar in a lot of your other markets, can you talk about the currency impact on the cost structure, and if part of the SG&A increase is coming from a weaker dollar as you spend in other countries?

Don Blair: That is definitely true. As I talked about in my prepared remarks, I think the number was 4 percentage points of our SG&A growth, yes, came from currency changes.

Certainly as we build infrastructure outside the United States in places like China, that translates into more dollars when you translate it back with an appreciating currency. But one thing also to bear in mind is the revenues that are coming back from those markets are more valuable as well. Increasingly in markets like China we actually have -- we're getting pretty close to having a natural hedge, given the size of the growth in our Chinese business.

Omar Saad: Great. Thank you.

Pamela Catlett: Thanks everyone for joining us. And we will look forward to speaking to you soon.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.